Exhibit 99.1

MEDIA CONTACT: KRISTY CAMPBELL PROOFPOINT, INC. 408-517-4710 KCAMPBELL@PROOFPOINT.COM	INVESTOR CONTACT: JASON STARR PROOFPOINT, INC. 408-585-4351 JSTARR@PROOFPOINT.COM

Proofpoint Completes the Acquisition of ObserveIT

Combined solution will solve legacy endpoint data loss prevention challenges and deliver real security value through detection, response, and compliance

Sunnyvale, Calif.—November 25 , 2019 – Proofpoint, Inc., (NASDAQ: PFPT), a leading cybersecurity and compliance company, today announced it has completed its acquisition of ObserveIT, the leading insider threat management platform. By combining ObserveIT’s lightweight endpoint agent technology and data risk analytics with Proofpoint’s industry-leading information classification, threat detection, and intelligence, enterprises will have unprecedented insight into user activity with their sensitive data, wherever it resides and the ability to immediately remediate risk.

“More than 30% of all data breaches are the result of insider threats and only a people-centric approach to data security can effectively prevent these breaches from happening,” said Gary Steele, chairman of the board and chief executive officer of Proofpoint. “As more companies look to successfully transition to the cloud, traditional ways of protecting data and intellectual property aren’t enough. Our acquisition of ObserveIT will help organizations overcome the challenges of legacy data loss prevention (DLP) and compliance by extending our market-leading email and cloud access security broker (CASB) DLP capabilities with endpoint. By joining email and data-at-rest solutions, Proofpoint will deliver the industry’s first truly innovative enterprise DLP offering in years.”

Companies worldwide are in a constant battle to stop cybercriminals from stealing employee credentials, to correct accidental user behaviors that can result in unintended data loss, and to prevent malicious employee action. Through this acquisition, Proofpoint will provide security teams with the capability to understand and respond to data being mishandled, whether on a corporate device, in a cloud app like Office 365, or via email allowing teams to rapidly detect, investigate, and prevent potential insider threat incidents.

Financial Impact

ObserveIT’s revenue model has historically operated under a perpetual licensing model which Proofpoint intends to promptly transition to subscription. ObserveIT’s annualized expense run rate was just over $40 million as of the third quarter of 2019.

Proofpoint expects that ObserveIT’s financial results will be nominally accretive for the company’s revenue and billings guidance for Q4 2019, last provided on October 24, 2019, and nominally dilutive to its guidance for non-gaap net income and free cash flow for the same period. For fiscal year 2020, the inorganic revenue and billings contribution from ObserveIT’s historical business model is expected to be quite limited due to the planned shift to a subscription-based model.

Proofpoint intends to provide additional commentary on the acquisition of ObserveIT during the company’s fourth quarter and year-ended 2019 earnings call to be held in early 2020.

For more information on Proofpoint’s people-centric, cloud-based security solutions, please visit www.proofpoint.com/products.

About Proofpoint, Inc.

Proofpoint, Inc. (NASDAQ: PFPT) is a leading cybersecurity and compliance company that protects organizations’ greatest assets and biggest risks: their people. With an integrated suite of cloud-based solutions, Proofpoint helps companies around the world stop targeted threats, safeguard their data, and make their users more resilient against cyberattacks. Leading organizations of all sizes, including more than half of the Fortune 1000, rely on Proofpoint’s people-centric security and compliance solutions to mitigate their most critical risks across email, the cloud, social media, and the web. More information is available at www.proofpoint.com.

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Proofpoint is a trademark or registered trademark of Proofpoint, Inc. in the U.S. and other countries. All other trademarks contained herein are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding future financial impact of the acquisition, future financial results for Proofpoint, and benefits of the acquisition and integration of ObserveIT’s products. It is possible that future circumstances might differ from the assumptions on which such statements are based. Important factors that could cause results to differ materially from the statements herein include: risks related to integrating the employees, customers and technologies of the acquired business; assumption of unknown liabilities ; ability to retain customers of ObserveIT; risks associated with successful implementation of multiple integrated software products and other product functionality; competition, particularly from larger companies with more resources than Proofpoint; risks related to new target markets, new product introductions and innovation and market acceptance thereof; the ability to attract and retain key personnel; potential changes in strategy; unforeseen delays in developing new technologies and the uncertain market acceptance of new products or features; global economic conditions; and the other risk factors set forth from time to time in our filings with the SEC, including our Quarterly Report on Form 10-Q for the three months ended September 30, 2019, and the other reports we file with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or the investors section of Proofpoint’s website at investors.proofpoint.com. All forward-looking statements herein reflect our opinions only as of the date of this release, and Proofpoint undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.